UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Standard Pacific Corp.

(Co-registrants are listed on the following page)

(Exact name of registrant as specified in its charter)

Delaware	33-0475989
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

15360 Barranca Parkway, Irvine, CA	92618-2215
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-182942

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
6.25% Senior Notes due 2021 of Standard Pacific Corp.	New York Stock Exchange

Guarantees of the Senior Notes by certain direct and indirect subsidiaries of Standard Pacific Corp.*	New York Stock Exchange

* SEE TABLE OF CO-REGISTRANTS ON THE FOLLOWING PAGE

Securities to be registered pursuant to Section 12(g) of the Act: None

The following direct and indirect subsidiaries of Standard Pacific Corp. are guarantors of the Senior Notes and co-registrants under this registration statement.

Name of Co-Registrant	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
HSP Arizona, Inc.	Delaware	86-0927140
HWB Investments, Inc.	Delaware	27-0019252
Lagoon Valley Residential, LLC	California	20-2636836
Standard Pacific 1, Inc.	Delaware	20-4356066
Standard Pacific of Arizona, Inc.	Delaware	86-0927144
Standard Pacific of Colorado, Inc.	Delaware	94-3361834
Standard Pacific of Florida GP, Inc.	Delaware	20-4356126
Standard Pacific of Las Vegas, Inc.	Delaware	20-2834287
Standard Pacific of Orange County, Inc.	Delaware	33-0558026
Standard Pacific of South Florida GP, Inc.	Delaware	27-0019247
Standard Pacific of South Florida, general partnership	Florida	65-0643480
Standard Pacific of Tampa GP, Inc.	Delaware	41-2062547
Standard Pacific of Tampa, general partnership	Florida	81-0579276
Standard Pacific of Texas, Inc.	Delaware	20-4356880
Standard Pacific of the Carolinas, LLC	Delaware	59-3483072
Standard Pacific of Tonner Hills, LLC	Delaware	20-0350714
Standard Pacific of Walnut Hills, Inc.	Delaware	03-0505710
Westfield Homes USA, Inc.	Delaware	71-0898386

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

This Registration Statement on Form 8-A relates to the 6.25% Senior Notes due 2021 (the “Notes”) of Standard Pacific Corp. (the “Registrant”) and the guarantees of the Notes (the “Guarantees”) by the subsidiaries of the Registrant that are listed as co-registrants on the cover page hereof (the “Guarantors”).

On August 6, 2013, the Registrant, the Guarantors and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association, Bank One Trust Company, N.A. and The First National Bank of Chicago), as trustee (the “Trustee”), entered into a Twentieth Supplemental Indenture, dated as of August 6, 2013 (the “Twentieth Supplemental Indenture”), modifying, in respect of the Notes and the Guarantees, the Senior Debt Securities Indenture, dated as of April 1, 1999 (the “Base Indenture”), by and between the Company and The First National Bank of Chicago.

The Notes were issued under the Base Indenture, as supplemented by the Twentieth Supplemental Indenture. Pursuant to the Twentieth Supplemental Indenture, the Guarantors unconditionally, and jointly and severally, guaranteed the full payment of the Notes when due. Information required by Item 202 of Regulation S-K is set forth in the section captioned “Description of Securities—Debt Securities” in the prospectus included in the Registration Statement on Form S-3 of the Registrant and the Guarantors (Registration No. 333-182942) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2012, as supplemented, amended and updated by the information in the section captioned “Description of Notes” in the Registrant’s Prospectus Supplement to the Registration Statement filed with the Commission on August 5, 2013, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and is incorporated herein by reference.

Item 2.	Exhibits

Exhibit No.	Description

4.1	Senior Debt Securities Indenture, dated as of April 1, 1999, by and between the Registrant and The First National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 16, 1999)

4.2	Twentieth Supplemental Indenture, dated as of August 6, 2013, by and among the Registrant, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 6, 2013)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereto duly authorized.

STANDARD PACIFIC CORP.

Dated: October 31, 2014	By:	/S/ JEFF J. MCCALL
	Name:	Jeff J. McCall
	Title:	Executive Vice President and Chief Financial Officer

CO-REGISTRANTS

Lagoon Valley Residential, LLC
	By:	Standard Pacific Corp., its sole member
Standard Pacific of Tonner Hills, LLC
	By:	Standard Pacific Corp., its sole member

Dated: October 31, 2014	By:	/S/ JEFF J. MCCALL
Jeff J. McCall
Executive Vice President and Chief Financial Officer
Standard Pacific Corp.

HSP Arizona, Inc.
HWB Investments, Inc.
Standard Pacific 1, Inc.
Standard Pacific of Arizona, Inc.
Standard Pacific of Colorado, Inc.
Standard Pacific of Florida GP, Inc.
Standard Pacific of Las Vegas, Inc.
Standard Pacific of Orange County, Inc.
Standard Pacific of South Florida GP, Inc.
Standard Pacific of South Florida
	By:	Standard Pacific of South Florida GP, Inc., its managing partner
Standard Pacific of Tampa GP, Inc.
Standard Pacific of Tampa
	By:	Standard Pacific of Tampa GP, Inc., its managing partner
Standard Pacific of Texas, Inc.
Standard Pacific of the Carolinas, LLC
Standard Pacific of Walnut Hills, Inc.
Westfield Homes USA, Inc.

Dated: October 31, 2014	By:	/S/ JEFF J. MCCALL
Jeff J. McCall
Principal Financial and Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Senior Debt Securities Indenture, dated as of April 1, 1999, by and between the Registrant and The First National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 16, 1999)

4.2	Twentieth Supplemental Indenture, dated as of August 6, 2013, by and among the Registrant, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 6, 2013)

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